UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    December 21, 2023
BENSON HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39835	85-3374823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 North Warson Rd.
St. Louis, Missouri 63132
(Address of principal executive offices)
(314) 222-8218
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001 par value	BHIL	The New York Stock Exchange
Warrants exercisable for one share of common stock at an exercise price of $11.50	BHIL WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO Employment Agreement
As previously disclosed, on June 15, 2023, the Board of Directors (the “Board”) of Benson Hill, Inc. (the “Company”) appointed Adrienne Elsner as the Company’s Interim Chief Executive Officer and, in connection therewith, entered into an interim employment agreement with Ms. Elsner effective as of June 16, 2023 (the “Interim Employment Agreement”).
As also previously disclosed, on October 31, 2023, the Board appointed Ms. Elsner as Chief Executive Officer of the Company. In connection with this appointment, effective as of December 22, 2023, the Company and Ms. Elsner entered into a new employment agreement (the “CEO Employment Agreement”), which supersedes and replaces the Interim Employment Agreement. The CEO Employment Agreement sets forth the principal terms and conditions of Ms. Elsner’s employment as the Company’s Chief Executive Officer, including her duties and obligations to the Company. The CEO Employment Agreement will remain in force and effect until terminated in accordance with the provisions of Section 4 therein.
Under the CEO Employment Agreement, Ms. Elsner is entitled to, among other things: (i) an annual base salary of $550,000 (which annual base salary remains unchanged from the Interim Employment Agreement), subject to adjustment by the Board; (ii) retain the restricted stock unit award granted to her pursuant to the Interim Employment Agreement, which award represents the right to receive 735,244 shares of the Company’s common stock and is scheduled to vest in full on June 15, 2024, subject to the terms and conditions of the applicable award agreement; (iii) a housing allowance of $3,000 per month, grossed up for taxes; and (iv) participate in all employee benefit plans, practices, and programs, including fringe benefits and perquisites, that are maintained by the Company.
Under the CEO Employment Agreement, Ms. Elsner is eligible to receive, among other things: (i) an annual cash bonus equal to approximately 125% of her applicable base salary, subject to achievement of certain Company and individual performance metrics as may be established by the Board or the compensation committee of the Board (the “Compensation Committee”); (ii) equity awards under the Company’s 2021 Omnibus Incentive Plan and the Company’s long-term equity incentive plan; and (iii) a one-time equity bonus of 1,000,000 shares of restricted stock, conditioned on vesting schedules and the satisfaction of certain performance criteria set by the Board or the Compensation Committee, as provided in the applicable award agreement. Ms. Elsner is entitled to certain additional payments and other rights if she is terminated without cause (as defined in the CEO Employment Agreement), resigns for good reason (as defined in the CEO Employment Agreement), or certain change in control (as defined in the CEO Employment Agreement) events occur. The CEO Employment Agreement contains customary non-competition, non-disparagement, and non-solicitation provisions.
The Company has agreed to reimburse Ms. Elsner’s reasonable and documented attorney fees to provide legal advice to Ms. Elsner in connection with the review and execution of the CEO Employment Agreement up to an amount equal to $40,000.

The foregoing summary of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the CEO Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Equity Retention Award Grants
On December 21, 2023, the Compensation Committee approved the grant of special one-time equity retention awards to certain employees, including Jason Bull, the Company’s Chief Technology Officer. The special one-time equity retention awards consist of performance-based restricted stock units that will vest pursuant to time and performance criteria determined by the Compensation Committee. The achievement of such performance criteria will be determined in the sole discretion of the Compensation Committee. Mr. Bull’s performance-based restricted stock units represent the right to receive 500,000 shares of the Company’s common stock.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement, dated December 22, 2023, by and between the Company and Adrienne Elsner
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENSON HILL, INC.

By:	/s/ Dean Freeman
Name: Dean Freeman
Title: Chief Financial Officer
Date: December 22, 2023